Exhibit 99.1
CONCHO RESOURCES INC. ANNOUNCES
2010 ESTIMATED FULL YEAR PRODUCTION, YEAR END PROVED RESERVES AND COSTS INCURRED
MIDLAND, Texas, February 8, 2011 (Business Wire) — Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported estimated full year 2010 production and year end proved reserves. Production and reserves highlights for the year ended December 31, 2010 include:
•	Production of 15.6 million barrels of oil equivalents (“MMBoe”), a 42% increase over 2009

•	Year end proved reserves of 323.5 MMBoe, a 53% increase over year end 2009

•	Reserve replacement ratio[1] of 858%

[1]	The Company uses the reserve replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not imbed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The reserve replacement ratio of 858% was calculated by dividing net proved reserve additions of 133.5 MMBoe (the sum of extensions, discoveries, revisions and purchases) by production of 15.6 MMBoe.
2010 Year End Estimated Proved Reserves, Production and Costs Incurred
(The following information is unaudited and preliminary. Final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2010.)
Concho’s total proved oil and natural gas reserves at December 31, 2010 were 323.5 MMBoe, a 53% increase over year end 2009 proved reserves, and consisted of 211.4 million barrels (“MMBbls”) of oil and 672.2 billion cubic feet (“Bcf”) of natural gas utilizing an average 2010 WTI posted oil price of $75.96 per barrel and an average 2010 Henry Hub spot market natural gas price of $4.38 per MMBtu. At December 31, 2010, 57% of the Company’s proved reserves were proved developed compared to 49% at year end 2009. The following estimates of our proved oil and natural gas reserves at December 31, 2010 are based on reports prepared by Cawley, Gillespie & Associates, Inc. and Netherland, Sewell & Associates, Inc., independent petroleum engineers.

Summary of Changes in Proved Reserves	MMBoe

Reserves at December 31, 2009	211.5
Purchase of minerals-in-place	74.8
Sales of minerals-in-place	(6.0)
Discoveries and extensions	59.6
Revisions of previous estimates[1]	(0.8)
Production	(15.6)

Reserves at December 31, 2010	323.5

[1]	Includes 4.5 MMBoe of positive revisions due to price.

Production for 2010 totaled 15.6 MMBoe (10.3 MMBbls of oil and 31.4 Bcf of natural gas), an increase of 42% as compared to 10.9 MMBoe (7.4 MMBbls of oil and 21.6 Bcf of natural gas) produced in 2009. Production in 2010 increased 32% over 2009 production, excluding the properties acquired from Marbob Energy Corporation and the acquisition of certain properties in connection with the Marbob preferential purchase right dispute in 2010.
Concho costs incurred are as follows:

	Years Ended December 31,
	2010	2009
	(In thousands)
Property acquisition costs:
Proved	$1,224,378	$205,817
Unproved	475,688	74,692
Exploration	200,797	134,105
Development	492,622	265,731

Total costs incurred for oil and natural gas properties	$2,393,485	$680,345

In addition, PV-10 at December 31, 2010 was $6.1 billion. Please refer to the attached table for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.
During 2010, the Company commenced the drilling of or participated in a total of 662 gross wells (565 operated), of which 492 had been completed as producers, one of which was unsuccessful and 169 of which were in progress at December 31, 2010.
At December 31, 2010, proved reserves attributable to the Company’s New Mexico Shelf assets totaled approximately 192.9 MMBoe, compared to the December 31, 2009 total of approximately 126.1 MMBoe. At December 31, 2010, on its New Mexico Shelf assets, the Company had identified 2,897 drilling locations, with proved undeveloped reserves attributable to 742 of such locations. Of these 2,897 drilling locations, 2,156 target the Yeso formation. For the year ended December 31, 2010, the Company drilled 270 wells (248 operated) on its New Mexico Shelf assets, with a 100% success rate on the 221 wells that were completed during 2010.
At December 31, 2010, proved reserves attributable to the Company’s Delaware Basin assets totaled approximately 22.1 MMBoe, compared to the December 31, 2009 total of approximately 5.5 MMBoe. At December 31, 2010, on its Delaware Basin assets, the Company had identified 1,101 drilling locations, with proved undeveloped reserves attributable to 83 of such locations. Of these drilling locations, 968 target the Avalon Shale or the Bone Spring formation. For the year ended December 31, 2010, the Company drilled 25 wells (16 operated) on its Delaware Basin assets, with a 100% success rate on the eight wells that were completed during 2010.

At December 31, 2010, proved reserves attributable to the Company’s Texas Permian assets totaled approximately 100.5 MMBoe, compared to the December 31, 2009 total of approximately 77.2 MMBoe. At December 31, 2010, on its Texas Permian assets, the Company had identified 1,800 drilling locations, with proved undeveloped reserves attributable to 1,094 of such locations. Of these 1,800 drilling locations, 1,742 target the Wolfberry play. For the year ended December 31, 2010, the Company drilled 313 wells (301 operated) on its Texas Permian assets, with a 99.6% success rate on the 223 wells that were completed during 2010.
Forward-Looking Statements and Cautionary Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, operations, performance, business strategy, returns, capital expenditure budgets, oil and natural gas reserves, number of identified drilling locations, levels of production, drilling program, derivative activities, costs and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Actual results may differ materially from those implied or expressed by the forward-looking statements. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s most recent Form 10-K and Form 10-Q filings with the SEC and risks relating to sustained or further declines in the prices we receive for our oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; risks related to the integration of the Marbob assets and employees, as well as our other recently acquired assets, with our operations; drilling and operating risks, including risks related to properties where we do not serve as the operator; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity under our credit facility; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of our operations in the Permian Basin of Southeast New Mexico and West Texas; potential financial losses or earnings reductions from our commodity price risk management program; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; risks and liabilities associated with acquired properties or businesses; uncertainties about our ability to successfully execute our business and financial plans and strategies; uncertainties about our ability to replace reserves and economically develop our current reserves; general economic and business conditions, either internationally or domestically or in the jurisdictions in which we operate; competition in the oil and natural gas industry; uncertainty concerning our assumed or possible future results of operations; our existing indebtedness, as well as the significant increase in our indebtedness as a result of the Marbob acquisition; and other important factors that could cause actual results to differ materially from those projected.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Concho Resources Inc.
Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company’s operations are focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of emerging plays. For more information, visit Concho’s website at www.conchoresources.com.

Concho Resources Inc.
Non-GAAP Financial Measure
Unaudited
PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. The Company believes that the presentation of the PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. The Company uses this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows. The Company’s PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.
The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2010 and 2009:

	December 31,
	2010	2009
	(In millions)
PV-10	$6,061.2	$2,764.8
Present value of future income taxes discounted at 10%	(1,885.1)	(842.8)

Standardized measure of discounted future net cash flows	$4,176.1	$1,922.0

Contact:
Concho Resources Inc.
Toffee McAlister (432) 683-7443
Director, Investor Relations and Corporate Communication